Exhibit 3.1
STATE OF MISSOURI . . . . . . . . . . . . . . OFFICE OF SECRETARY OF STATE
ROBIN CARNAHAN, Secretary of State
RESTATED ARTICLES OF INCORPORATION
OF
RELIANCE BANCSHARES, INC.
     Reliance Bancshares, Inc., a Missouri corporation, certifies that the following Restated Articles of Incorporation are all of the provisions of the Articles of Incorporation of the undersigned corporation as amended and that these Restated Articles of Incorporation correctly set forth without change the corresponding provisions of such Restated Articles of Incorporation as amended. These Restated Articles of Incorporation supersede the previously Restated Articles of Incorporation and all amendments thereto.
     These Restated Articles of Incorporation were adopted by the board of directors of the corporation at a meeting duly called and held on the 17th day of April, 2007, after due notice thereof, and at which a quorum of the directors was present and voted in favor of this Restatement.
ARTICLE ONE
     The name of the corporation is Reliance Bancshares, Inc. (00458535).
ARTICLE TWO
     The address, including street and number, if any, of the corporation’s registered office in this State is 10401 Clayton Road, Frontenac, Missouri 63131, and the name of its registered agent at such address is Jerry S. Von Rohr.

ARTICLE THREE
     The aggregated number, class and par value, if any, of shares which the corporation shall have authority to issue shall be:
     Forty-Two Million (42,000,000) shares of stock of which, Forty Million (40,000,000) shares shall be Class A Common Shares of the par value of $0.25 each, amounting in the aggregate to Ten Million Dollars ($10,000,000) and Two Million (2,000,000) shall be Preferred Shares, no par value.
     The preferences, qualifications, limitations, restrictions, and the special or relative rights, including convertible rights, if any, in respect of the shares of each class are as follows:
     Each share of Class A common stock shall be voting stock, with each share entitled to one (1) vote and each share of Class A common stock shall have equal dividend rights and liquidation preferences.
     The Board of Directors may issue, in one or more class or series, shares of Preferred Stock, with full, limited, multiple, fractional or no voting rights, and with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights or other special or relative rights as shall be fixed from time to time by the Board of Directors.
     Except as otherwise provided in any resolution or resolutions of the Board of Directors providing for the issuance of any particular class or series of Preferred Shares, the number of shares of stock of any such class or series so set forth in such resolution or resolutions may be increased or decreased (but not below the number of shares of such class or series then outstanding) by a resolution adopted by the Board of Directors.
     Except as otherwise provided in any resolution or resolutions of the Board of Directors providing for the issuance of any particular class or series of Preferred Shares, Preferred Shares redeemed or otherwise acquired by the corporation shall assume the status of authorized but unissued Preferred Shares, shall be unclassified as to class or series and may thereafter, subject to the provisions of this Article Three and to any restrictions contained in any resolution or resolutions of this Article Three and to any restrictions contained in any resolution or resolutions of the Board of Directors providing for the issue of any such class or series of Preferred Shares, be reissued in the same manner as other authorized but unissued Preferred Shares.

ARTICLE FOUR
     No holder of shares of any class of the corporation nor of any security convertible into, nor of any warrant, option or rights to purchase, subscribe for or otherwise acquire, shares of any class of the corporation, whether now or hereafter authorized, shall, as such holder, have any preemptive right to purchase, subscribe for or otherwise acquires shares of any class of the corporation or any security convertible into, or any warrant, option or right to purchase, subscribe for or otherwise acquire shares of any class of the corporation, whether now or hereafter authorized.
ARTICLE FIVE
     The name and place of residence of the incorporator is Jerry S. Von Rohr, 37 Fox Meadows, St. Louis, Missouri 63127.
ARTICLE SIX
     The number of directors to constitute the Board of Directors shall be twelve (12) persons. Thereafter at the first annual meeting of shareholders to be held in 1999 at a date as fixed by the bylaws of this corporation, the number of directors to constitute the Board of Directors shall continue to be five (5) persons; provided, however, that such number may be fixed, from time to time, at not less than a minimum of five (5), nor more than a maximum of fifteen (15), by, or in the manner provided in, the bylaws of the corporation, and any such change shall be reported to the Secretary of State of Missouri within thirty (30) calendar days of such change. The directors shall be divided into three classes: Class I, Class II and Class III. Such classes shall be as nearly equal in number as possible. At the first annual meeting of shareholders to be held in 1999, one (1) Director shall be elected as Class I Director, two (2) Directors shall be elected as Class II Directors, and two (2) Directors shall be elected as Class III Directors. The term of office of the initial Class I Director shall expire at the annual meeting of shareholders of the corporation in

2000; the term of office of the initial Class II Directors shall expire at the annual meeting of shareholders of the corporation in 2001; and the term of office of the initial Class III Directors shall expire at the annual meeting of shareholders of the corporation in 2002; or in each case when their respective successors are elected and have qualified. At each annual election held after 1999, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed and shall be elected for a term of three (3) years expiring at the third succeeding annual meeting or thereafter when their respective successors are elected and have qualified. If the number of directors is changed, any increase or decrease in directors shall be apportioned among the classes so as to maintain all classes as nearly equal in number as possible, and any additional director elected to any class shall hold office for a term which shall expire with the term of the directors in such class. At a meeting called expressly for that purpose, a director of the corporation or the entire Board of Directors of the corporation may be removed without cause only upon the affirmative vote of the holders of not less than seventy-five per cent (75%) of the shares entitled to vote generally in the election of directors. At a meeting called expressly for that purpose, a director may be removed by the share holders for cause by the affirmative vote of the holders of a majority of the shares entitled to vote upon his election. Cumulative voting shall not be permitted in connection with the election or removal of directors of the corporation.
ARTICLE SEVEN
     The duration of the corporation is perpetual.
ARTICLE EIGHT
     The corporation is formed for the following purposes:
     To engage in the business of a bank holding company and to perform all activities permitted by a, bank holding company under The Bank Holding Company Act of 1956, as amended, 12 USC §1841 et seq., and the Missouri Bank Holding Company Law, Sections 362.910 to 362.950, Revised Statutes of Missouri, 1986, as amended.

     To such extent as a corporation organized under The General and Business Corporation Law of Missouri may now or hereafter lawfully do, to do, either as principal or agent and either alone or in connection with other corporations, firms, or individuals, all and every thing necessary, suitable, convenient, or proper for, or in connection with, or incident to, the accomplishment of the purposes herein enumerated, or designed directly or indirectly to promote the interests of this corporation or to enhance the value of its properties; and in general and specifically to do any and all things, engage in any and all businesses, functions and activities, and exercise any and all powers, rights, and privileges which a corporation may now or hereafter be authorized to do or to exercise under The General and Business Corporation Law of Missouri, or under any act amendatory thereof, supplemental thereto, or substituted therefore.
ARTICLE NINE
     Section 351.407 of the General and Business Corporation Law of Missouri shall not apply to “Control Share Acquisitions” (as defined in Section 351.015(4) of such Law) of shares of stock of this corporation.
ARTICLE TEN
     The approval of any Business Combination shall, in addition to any affirmative vote required by law, require the affirmative vote of the holders of not less that seventy-five per cent (75%) of the common shares of the corporation then entitled to vote generally in election of directors of the corporation; provided, however, that any such Business Combination may be approved on the affirmative vote required by law if such Business Combination is approved by not less than a two-thirds majority of the entire Board of Directors of the corporation. As used herein, the term “Business Combination” shall mean:
(i)	any merger or consolidation of the corporation or any subsidiary of the corporation with (a) any Substantial

Shareholder or (b) any other corporation which, after such merger or consolidation, would be a Substantial Shareholder, regardless of which entity survives;

(ii)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Substantial Shareholder of all or substantially all of the assets of the corporation or any subsidiary of the corporation, or both:

(iii)	the adoption of any plan or proposal for the liquidation of the corporation proposed by or on behalf of a Substantial Shareholder; or

(iv)	any transaction involving the corporation or any of its subsidiaries, including the issuance or transfer of, or any recapitalization of, the corporation or any of its subsidiaries, or any merger or consolidation of the corporation with any of its subsidiaries (whether or not involving a Substantial Shareholder), if the transaction would have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any subsidiary, of which a Substantial Shareholder is the Beneficial Owner.
     As used herein, the term “Substantial Shareholder” shall mean and include any individual corporation, partnership or other persons or entity which, together with its “Affiliates” and “Associates” (as such terms were defined as of January 1, 1993, in Rule 12b-2 under the Securities Exchange Act of 1934), is the “Beneficial Owner” (as determined in accordance with the criteria set forth as of January 1, 1993 under Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate of more than five per cent (5%) of the outstanding shares of the corporation entitled to vote generally in an election of directors; and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity.
ARTICLE ELEVEN
     A. This corporation shall and hereby does indemnify any person who is or was a Director or Officer of this corporation or any subsidiary of this corporation, or who is or was serving at the request of this corporation or any subsidiary of this corporation as a director, officer, agent, employee, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise, to the full extent specified by Section 351.355 of the Revised Statutes of Missouri, 1986, as amended from time to time (the “Indemnification Statute”), and , in addition, shall indemnify each of them against all expenses (including, without limitation, all attorneys’ fees, judgments, fines and amounts paid in settlement) incurred by each Director or officer in connection with any claim (including without limitation any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of this corporation or any other corporation) by reason of the fact that such Director of Officer is or was serving this corporation or any subsidiary or at the request of this corporation of any subsidiary was serving in any of the capacities referred to in the Indemnification Statute or arising out of such Director’s or Officer’s status in any such capacity, provided that this corporation shall not indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct, or to the extent that such indemnification shall otherwise be finally adjudged to be prohibited by applicable law.
     B. This corporation may, to such extent as it deems appropriate and as may be permitted by the Indemnification Statute, indemnify any other person referred to in the Indemnification Statute against any such expenses incurred by such person in connection with any such claim by reason of the fact that such person is or was serving this corporation or any subsidiary of this corporation, or who is or was serving at the request of this corporation or any subsidiary of this corporation as a director, officer, agent, employee, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise, or arising out of such person’s status of any such capacity.
     C. This corporation is authorized to give or supplement any of the aforesaid indemnifications by its by-laws, agreement or otherwise and fund them by insurance to the extent it deems appropriate. Amounts to be paid under this Article shall be disbursed at such times and upon such procedures as this corporation shall determine. All such indemnification shall continue as to any person who has ceased to serve in any of the aforesaid capacities and shall inure to the benefit of the heirs, devisees and personal representatives of such person. The indemnification provided for under Section A or given or supplemented under this Section C to this Article Eleven shall survive elimination or modification of this Article with respect to any such expenses incurred in connection with claims arising out of acts or omissions occurring prior to such elimination or modification and persons to whom such indemnification is given shall be deemed to have commenced or continued their services in reliance upon all of the foregoing, and shall be entitled to rely upon such indemnification as a contract with this corporation, and/or as a third party beneficiary with respect to this Article Eleven.
     D. For the purposes of this Article Eleven, “subsidiary” shall mean any corporation, partnership, joint venture, trust or other enterprise of which a majority of the equity or ownership interest in directly or indirectly owned or controlled by this corporation and “director” shall include both legal and advisory directors of the corporation and any subsidiary thereof.
ARTICLE TWELVE
     The corporation reserves the right to amend, alter, change or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights conferred upon shareholders herein are granted subject to this reservation; provided, however, that any amendment, alteration, change or repeal of the provisions of Article Six and Article Ten, or this proviso to Article Twelve shall, in addition to any affirmative vote required by law, require the affirmative vote of the holders of seventy-five per cent (75%) of the common shares of the corporation then entitled to vote at a meeting of shareholders called for such purpose.
ARTICLE THIRTEEN
     The Board of Directors shall have power to make and from time to time repeal, amend and alter the bylaws of the corporation, unless otherwise specified; provided, however, that the paramount power to repeal, amend and alter the bylaws or to adopt new bylaws, shall always be vested in the shareholders, which power may be exercised by a vote of a majority thereof present at any annual or special meeting of the shareholders, unless a larger vote is otherwise required, and the directors thereafter shall have no power to suspend, repeal or otherwise alter any bylaw or portion thereof so enacted by the shareholders, unless the shareholders in enacting or approving such bylaw or portion thereof shall otherwise provide.

     IN WITNESS WHEREOF, the undersigned President has executed this Restated Articles of Incorporation of Reliance Bancshares, Inc. and its Secretary has affixed its corporate seal hereto and attested said seal on the 25th day of April, 2007.
(Seal)

ATTEST:		RELIANCE BANCSHARES, INC.

/s/ Fortis M. Lawder	By	/s/ Jerry S. Von Rohr

Secretary		President

STATE OF MISSOURI	)
	)	SS
COUNTY OF ST. LOUIS	)
     I, Mary Jo E. Vargo, a Notary Public, do hereby certify that on this 25th day of April, 2007, personally appeared before me Jerry S. Von Rohr who, being by me first duly sworn, declared that he is the President of Reliance Bancshares, Inc., that he signed the foregoing document as President of the corporation, and that the statements therein contained are true.

[REPUBLIC SEAL STATE OF MISSOURI]	MARY JO E. VARGO St. Louis County My Commission Expires November 6, 2007

/s/ MARY JO E. VARGO

Notary Public

My commission expires     11/06/07

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